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                                                                  EXHIBIT 10.8


          U.S. TRUST CORPORATION STOCK PLAN FOR NON-OFFICER DIRECTORS
           AS AMENDED AND RESTATED EFFECTIVE AS OF SEPTEMBER 1, 1995

SECTION 1.  PURPOSE

The purpose of the U.S. Trust Corporation Stock Plan for Non-Officer Directors is to promote the interests of the Corporation and its shareholders by providing non-officer members of the Board of Directors, whose services are considered essential to the Corporation's continued growth and progress, compensation in the form of share ownership in the Corporation for services actually performed, thereby reinforcing the mutuality of interest between such Directors and the Corporation's shareholders.

The Plan as hereinafter set forth represents a continuation of the U.S. Trust Corporation Stock Plan for Non-Officer Directors, as amended and restated effective as of September 1, 1995 (a) to reflect the transfer of the Plan to and the adoption of the Plan by the Corporation, and the Corporation's assumption of and becoming solely responsible for all liabilities and obligations of U.S. Trust Corporation under the Plan, effective immediately before the "New Holdings Distribution", as defined in the Agreement and Plan of Merger dated as of November 18, 1994 between The Chase Manhattan Corporation and U.S. Trust Corporation (the "Merger Agreement"), and (b) to reflect the "Distribution" and the "Merger", as defined in the Merger Agreement.

SECTION 2.  DEFINITIONS

When used herein, the following terms shall have the following meanings:

         (a) "Board" means the Board of Directors of the Corporation.

         (b) "Committee" means the committee appointed pursuant to Section 12 of the Board Members' Deferred Compensation Plan of U.S. Trust Corporation.

         (c) "Common Shares" means common shares ($1.00 par value per share) of the Corporation.

         (d) "Corporation" means New USTC Holdings Corporation, which will assume the name of "U.S. Trust Corporation" as of the time the New Holdings Distribution is effective.

         (e) "Disability" means a Participant's complete and permanent inability by reason of illness or accident to perform his or her duties as a member of the Board, as determined by the Committee based on medical evidence acceptable to it.

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         (f) "Non-Officer" means a person who at the time in question (i) is not a full-time employee of the Corporation or any of its affiliated companies, and (ii) has not been a full-time employee of the Corporation or any of its affiliated companies at any time during the previous six months.

         (g) "Participant" means any member of the Board who is a Non-Officer.

         (h) "Plan" means the U.S. Trust Corporation Stock Plan for Non-Officer Directors, as amended from time to time.

SECTION 3.  ADMINISTRATION

The Plan shall be administered by the Committee. A majority of the members of the Committee shall constitute a quorum. The Committee may act at a meeting, including a telephone meeting, by action of a majority of the members present, or without a meeting by unanimous written consent.

Subject to the provisions of the Plan, the Committee shall have the authority to establish from time to time any guidelines deemed necessary or appropriate for the administration or interpretation of the Plan, interpret the Plan, and make all determinations and take all other actions considered necessary or advisable for the administration of the Plan. All decisions, actions or interpretations of the Committee that are within the scope of this Section 3 shall be final, conclusive and binding upon all parties.

SECTION 4.  PARTICIPATION

Participation in the Plan shall be limited to members of the Board who are Non-Officers. Each individual who is a Non-Officer member of the Board on [July 21, 1995] shall be a Participant as of that date; each individual who is not a Non-Officer member of the Board on [July 21, 1995] and becomes a Non-Officer member of the Board thereafter while the Plan is in effect shall become a Participant at the time he or she becomes such a member; and no other person shall be eligible to be a Participant.

SECTION 5.  GRANTS

On February 15, 1996 and on February 15 of each year thereafter, each Participant then serving as a member of the Board shall be granted 200 Common Shares. The Common Shares used for such grants under the Plan may be treasury shares, authorized but previously unissued shares, or shares purchased on the open market (at such time or times and in such manner as the Committee may determine).

Common Shares granted hereunder shall constitute compensation for services actually performed as a Director and shall supplement cash retainer fees. The Plan shall not be construed as conferring





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any rights upon any Participant to continue as a Director for any period of time, or at any particular rate of compensation.

SECTION 6.  CERTAIN ADJUSTMENTS TO PLAN SHARES

In the event of any change in the Common Shares by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting the Common Shares, appropriate adjustments shall be made in the number and kind of Common Shares or other securities or property subject to subsequent grants hereunder to reflect such changes.

SECTION 7.  REGULATORY LIMITATIONS

No Common Share granted to a Participant under this Plan may be sold for at least six months after the date of grant, except in the case of death or Disability of such Participant. The Corporation reserves the right to legend the share certificates, to retain custody of certificates for an appropriate period of time and to take other actions designed to assure compliance with applicable securities laws. The Corporation shall have the right to require, prior to the delivery of any share certificate, payment of any taxes required by law to be withheld with respect to the grant.

SECTION 8.  LISTING AND QUALIFICATION OF SHARES

The Corporation, in its discretion, may postpone the issuance or delivery of Common Shares until completion of such stock exchange listing or other qualification of such shares under any state or federal law, rule or regulation as the Corporation may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations.

SECTION 9.  NO LIABILITY OF COMMITTEE MEMBERS

No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless each employee, officer or director of the Corporation to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.





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SECTION 10.  AMENDMENT OR TERMINATION

The Board may, with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that the provisions of this Plan regarding eligibility, timing of grants, and the number of shares included in any grant may not be amended or revised more than once every six months other than to conform to changes in the Internal Revenue Code of 1986, as amended, or the rules and regulations thereunder.

SECTION 11.  GOVERNING LAW

The Plan shall be governed by and construed in accordance with the laws of New York, without reference to the principles of conflicts of law thereof.





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